Exhibit 99.1
Penumbra, Inc. Reports First Quarter 2020 Financial Results

ALAMEDA, Calif., May 7, 2020 (PR Newswire) - Penumbra, Inc. (NYSE: PEN), a global healthcare company focused on innovative therapies, today reported financial results for the first quarter ended March 31, 2020.

•Revenue of $137.3 million in the first quarter of 2020, an increase of 6.9%, or 7.6% in constant currency1, over the first quarter of 2019. Excluding Japan, total revenue in the first quarter of 2020 increased 13.6%, or 14.3% in constant currency1, over the first quarter of 2019.

First Quarter 2020 Financial Results
Total revenue grew to $137.3 million for the first quarter of 2020 compared to $128.4 million for the first quarter of 2019, an increase of 6.9%, or 7.6% on a constant currency basis. The United States represented 70% of total revenue and international represented 30% of total revenue for the first quarter of 2020. Revenue from sales of vascular products grew to $59.3 million for the first quarter of 2020, an increase of 26.2%, or 26.5% on a constant currency basis. Revenue from sales of neuro products declined to $78.1 million for the first quarter of 2020, a decrease of 4.2%, or 3.3% on a constant currency basis.

Gross profit was $88.0 million, or 64.1% of total revenue, for the first quarter of 2020, compared to $83.9 million, or 65.3% of total revenue, for the first quarter of 2019.

Total operating expenses for the first quarter of 2020 were $87.4 million, or 63.6% of total revenue. This compares to total operating expenses of $72.8 million, or 56.6% of total revenue, for the first quarter of 2019. R&D expenses were $12.9 million for the first quarter of 2020, compared to $11.7 million for the first quarter of 2019. SG&A expenses were $74.5 million for the first quarter of 2020, compared to $61.1 million for the first quarter of 2019.

Operating income for the first quarter of 2020 was $0.6 million, compared to an operating income of $11.2 million for the first quarter of 2019.

As of March 31, 2020, cash, cash equivalents and marketable investments totaled $168.2 million. In addition, on April 24, 2020, the Company entered into a secured credit agreement with JPMorgan Chase Bank, N.A., Bank of America, N.A. and Citibank, N.A., that provides for up to $100 million in available revolving borrowing capacity.

Impact of COVID-19 Pandemic
As noted in the Company's April 6, 2020 press release, the Company began to observe more notable negative impact on business trends in March due to COVID-19. The Company has experienced and believes that the impact of the COVID-19 pandemic on the Company's business differs by geography and procedure type. Due to the uncertain scope and duration of the pandemic, and uncertain timing of global recovery and economic normalization, we cannot, at this time, reliably estimate the future impact on our operations and financial results.

Webcast and Conference Call Information
Penumbra, Inc. will host a conference call to discuss the first quarter 2020 financial results after market close on Thursday, May 7, 2020 at 5:00 PM Eastern Time. The conference call can be accessed live over the phone by dialing (833) 227-5837 for domestic callers or (647) 689-4064 for international callers (conference id: 3899277), or the webcast can be accessed on the “Events” section under the “Investors” tab of the Company’s website at: www.penumbrainc.com. The webcast will be available on the Company’s website for at least two weeks following the completion of the call.

About Penumbra
Penumbra, Inc., headquartered in Alameda, California, is a global healthcare company focused on innovative therapies. Penumbra designs, develops, manufactures and markets novel products and has a broad portfolio that addresses challenging medical conditions in markets with significant unmet need. Penumbra sells its products to hospitals primarily through its direct sales organization in the United States, most of Europe, Canada and Australia, and through distributors in select international markets. The Penumbra logo is a trademark of Penumbra, Inc. For more information, visit www.penumbrainc.com.
1See “Non-GAAP Financial Measures” for important information about our use of constant currency and other non-GAAP measures.

Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures in this press release: a) non-GAAP net (loss) income and non-GAAP diluted earnings per share (“EPS”) and b) constant currency.

Non-GAAP net (loss) income and non-GAAP diluted EPS. The Company defines non-GAAP net (loss) income as net income attributable to Penumbra, Inc. excluding the effects of the excess tax benefits associated with share-based compensation arrangements. The Company defines non-GAAP diluted EPS as GAAP diluted EPS, excluding the effects of the same item above.

Constant Currency. The Company’s constant currency revenue disclosures estimate the impact of changes in foreign currency rates on the translation of the Company’s current period revenue as compared to the applicable comparable period in the prior year. This impact is derived by taking the current local currency revenue and translating it into U.S. dollars based upon the foreign currency exchange rates used to translate the local currency revenue for the applicable comparable period in the prior year, rather than the actual exchange rates in effect during the current period. It does not include any other effect of changes in foreign currency rates on the Company’s results or business.

Full reconciliation of these non-GAAP measures to the most comparable GAAP measures is set forth in the tables below.

Our management believes the non-GAAP financial measures disclosed in this press release are useful to investors in assessing the operating performance of our business and provide meaningful comparisons to prior periods and thus a more complete understanding of our business than could be obtained absent this disclosure. Specifically, we consider the change in constant currency revenue as a useful metric as it provides an alternative framework for assessing how our underlying business performed excluding the effect of foreign currency rate fluctuations. We consider non-GAAP net (loss) income and non-GAAP diluted EPS useful metrics as they provide an alternative framework for assessing how our underlying business performed excluding the one-time effects of the transition tax from the Tax Reform Act and the excess tax benefits associated with share-based compensation arrangements, net of any related valuation allowance.

The non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation or as alternatives to GAAP measures. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate our business.

Forward-Looking Statements
Except for historical information, certain statements in this press release are forward-looking in nature and are subject to risks, uncertainties and assumptions about us. Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to: the impact of the COVID-19 pandemic on our business, results of operations and financial condition; failure to sustain or grow profitability or generate positive cash flows; failure to effectively introduce and market new products; delays in product introductions; significant competition; inability to further penetrate our current customer base, expand our user base and increase the frequency of use of our products by our customers; inability to achieve or maintain satisfactory pricing and margins; manufacturing difficulties; permanent write-downs or write-offs of our inventory; product defects or failures; unfavorable outcomes in clinical trials; inability to maintain our culture as we grow; fluctuations in foreign currency exchange rates; and potential adverse regulatory actions. These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 26, 2020. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. Any forward-looking statements are based on our current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

Penumbra, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$72,456	$72,779
Marketable investments	95,766	116,610
Accounts receivable, net	103,963	105,901
Inventories	166,152	152,992
Prepaid expenses and other current assets	15,403	14,852
Total current assets	453,740	463,134
Property and equipment, net	58,698	51,812
Operating lease right-of-use assets	43,168	43717
Finance lease right-of-use assets	39,287	39,924
Intangible assets, net	25,024	25,407
Goodwill	7,509	7,656
Deferred taxes	32,945	31,305
Other non-current assets	3,869	2,946
Total assets	$664,240	$665,901
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,843	$15,111
Accrued liabilities	65,335	67,630
Current operating lease liabilities	4,435	4,142
Current finance lease liabilities	2,461	4,165
Total current liabilities	88,074	91,048
Non-current operating lease liabilities	46,416	47,242
Non-current finance lease liabilities	26,483	26,748
Other non-current liabilities	15,150	15,250
Total liabilities	176,123	180,288
Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	435,724	430,659
Accumulated other comprehensive loss	(4,575)	(2,324)
Retained earnings	57,749	57,522
Total Penumbra, Inc. stockholders’ equity	488,933	485,892
Non-controlling interest	(816)	(279)
Total stockholders’ equity	488,117	485,613
Total liabilities and stockholders’ equity	$664,240	$665,901

Penumbra, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenue	$137,329	$128,439
Cost of revenue	49,320	44,529
Gross profit	88,009	83,910
Operating expenses:
Research and development	12,946	11,667
Sales, general and administrative	74,453	61,091
Total operating expenses	87,399	72,758
Income from operations	610	11,152
Interest income, net	299	733
Other (expense) income, net	(1,655)	24
(Loss) income before income taxes	(746)	11,909
(Benefit from) provision for income taxes	(1,634)	1,455
Consolidated net income	$888	$10,454
Net loss attributable to non-controlling interest	(537)	(244)
Net income attributable to Penumbra, Inc.	$1,425	$10,698

Net income attributable to Penumbra, Inc. per share:
Basic	$0.04	$0.31
Diluted	$0.04	$0.30
Weighted average shares outstanding:
Basic	35,042,912	34,507,279
Diluted	36,362,726	36,213,164

Penumbra, Inc.
Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP Net (Loss) Income and Non-GAAP Diluted EPS1
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31, 2020		Three Months Ended March 31, 2019
	Net Income (Loss)	Diluted EPS	Net Income	Diluted EPS
GAAP net income	$1,425	$0.04	$10,698	$0.30
GAAP net income includes the effect of the following items:
Excess tax benefits related to stock compensation awards	(1,482)	(0.04)	(2,244)	(0.07)
Non-GAAP net (loss) income	$(57)	$0.00	$8,454	$0.23

Penumbra, Inc.
Reconciliation of Revenue Growth by Geographic Regions to Constant Currency Revenue Growth2
(unaudited)
(in thousands)

	Three Months Ended March 31,		Reported Change		FX Impact	Constant Currency Change
	2020	2019	$	%	$	$	%
United States	$95,774	$82,511	$13,263	16.1%	$—	$13,263	16.1%
International	41,555	45,928	(4,373)	(9.5)%	855	(3,518)	(7.7)%
Total	$137,329	$128,439	$8,890	6.9%	$855	$9,745	7.6%

Penumbra, Inc.
Reconciliation of Revenue Growth by Product Categories to Constant Currency Revenue Growth2
(unaudited)
(in thousands)

	Three Months Ended March 31,		Reported Change		FX Impact	Constant Currency Change
	2020	2019	$	%	$	$	%
Neuro	$78,076	$81,471	$(3,395)	(4.2)%	$707	$(2,688)	(3.3)%
Vascular	59,253	46,968	12,285	26.2%	148	12,433	26.5%
Total	$137,329	$128,439	$8,890	6.9%	$855	$9,745	7.6%

1See “Non-GAAP Financial Measures” above for important information about our use of non-GAAP measures and further information about our non-GAAP net (loss) income and non-GAAP diluted EPS measures.
2See “Non-GAAP Financial Measures” for important information about our use of constant currency and other non-GAAP measures.

Investor Relations
Penumbra, Inc.
510-995-2461
investors@penumbrainc.com
Source: Penumbra, Inc.